MINING USUFRUCT AGREEMENT

This Agreement is entered into this 16th day of October, 1997 by and between the STATE TREASURY OF THE REPUBLIC OF POLAND (herein the "Treasury"), represented by the Minister of Environmental Protection, Natural Resources and Forestry Mr. Stanislaw Zelichowski (herein the "Minister'), acting through Dr. Krzysztof Szamalek Secretary of State

and

[Entity Named on attached Schedule], a Polish commercial partnership (spolka jawna) with its seat at Wal Miedzeszyuski 646, 03-994 Warszawa, Poland, entered into the Commercial Register kept by the District Court in Warsaw, under number
RHA      (herein the "Partnership"), represented by Mr. David N. Pierce.

WHEREAS, the Partnership desires to explore for Gold in the Republic of Poland; and

WHEREAS, the Partnership, through its partners and their parent companies, has the experience, financial and technical ability and resources, and professional expertise efficiently to explore for Gold; and

WHEREAS, the ownership of all Gold existing in its natural condition within the territory of the Republic of Poland belongs to the Treasury,

NOW, THEREFORE, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 The following terms when used in this Agreement shall have the meaning ascribed to them in the Geological and Mining Law as in effect on the date of this Agreement:

     Prospecting
     Exploration
     Exploitation
     Geological Documentation
     Mineral Deposit
     Mining Area
     Geological Works
     Geological Works Plan

1.2 The following terms when used in this Agreement shall have the meaning ascribed to them hereunder:

  1.2.1 "Block" means any of the areas designated by the Minister as prospective concession areas for the purposes of granting concessions regarding the Prospecting for and Exploration of Gold. At its effective date, this Agreement covers one (1) Block identified and described in Schedule "A" as [Block identified on attached Schedule].

  1.2.2   "Concession" means a Prospecting Concession or an Exploitation
          Concession.

  1.2.3 "Prospecting and Exploration Concession" means the Concession granted under the Geological and Mining Law for the Prospecting for and Exploration of Gold, of the type referred to in Article 15.1 of the Geological and Mining Law.

  1.2.4 "Exploitation Concession" means the Concession granted under the Geological and Mining Law for the Exploitation of Gold of the type referred to in Article 15.2 of the Geological and Mining Law.

  1.2.5 "Concession Effective Date" as to any particular Concession means the date on which the Minister signs the Concession.

  1.2.6 "Concession Operations" means all or any of the operations undertaken pursuant by the applicable Concession.

  1.2.7 "Exploration Period" means the six (6) years beginning on the Concession Effective Date of the Prospecting and Exploration Concession issued to the Partnership for the Block specified in Schedule "A", provided that such period may be extended by agreement of both Parties.

  1.2.8 "Mining Usufruct Area " means the Block described in Schedule "A" excluding any portion thereof in respect of which the Partnership's rights hereunder are from time to time relinquished or surrendered by thc Partnership.

  1.2.9 "Designated Entity" means an entity designated by the Minister to represent it for certain purposes under this Agreement as set forth in
          Article XVII.

  1.2.10 "Parties" means the Treasury and the Partnership, and "Party " means either of the Parties.

  1.2.11  "Geological and Mining Law" means the Act of February 4th, 1994.

  1.2.12 "Gold" means gold in any quantity and form existing in the soil or rock, whether as natural or anthropogenic, separately or in combination with any other metals or metal ores. For the purposes of this Agreement the term "Gold" shall also include deposits of any other precious metals or other minerals which can. be discovered by methods used in gold exploration.

  1.2.13 "Affiliate" shall mean any party which, directly or indirectly, controls, is controlled by or is under common control with the Partnership or any of its partners. For the purposes of this Agreement "control" shall mean the ability to direct strategic decisions of another entity, whether by exercising voting rights at the shareholders meeting, appointing members of governing bodies or otherwise.

                                   ARTICLE II
                        ESTABLISHMENT OF MINING USUFRUCT

2.1 The Minister acting on behalf of the Treasury, as the sole owner of the Mineral Deposits, hereby establishes in favor of the Partnership a mining usufruct in the Mining Usufruct Area regarding the Prospecting for and Exploration of Gold. Such right is of an exclusive nature.

2.2 The mining usufruct regarding the Prospecting for and Exploration with respect to the Block is subject to the Partnership obtaining a Prospecting and Exploration Concession covering the Block.

2.3 Subject to the fulfillment by the Partnership of the requirements set forth by law, upon request of the Partnership the Treasury shall enter with it into a mining usufruct agreement regarding the Exploitation of Gold, on terms and conditions agreed by the Parties and enabling continuation of activities regarding exploitation of gold within a given block.

                                  ARTICLE III
                       GRANT OF RIGHTS AND EFFECTIVENESS

3.1 This Agreement shall come into effect when signed by the Parties. If the Prospecting and Exploration Concession referred to in Article 2.2 is not granted within four (4) months after the Partnership submits the concession application, then the Partnership shall have the right to immediately terminate this Agreement by written notice within sixty (60) days' following the expiration of the four-month period.

3.2 The Partnership shall submit application for the Prospecting and Exploration Concession within ninety (90) days from the date hereof.

                                   ARTICLE IV
                                  WORK PROGRAM

The Partnership shall implement the work program described in Schedule B. The Partnership will commence its work program not later than thirty (30) days after the beginning of the Exploration Period. The Partnership shall expend not less than US$20,000 during the first eighteen (18) months of the Exploration Period in carrying out the work program Unless the Partnership shall have relinquished the Mining usufruct Area at the end of the first part of the Exploration Period lasting eighteen (18) months, the Partnership shall expend not less than US$40,000 during months nineteen (19) through forty two (42) of the Exploration Period in carrying out the work program Unless the Partnership shall have relinquished the Mining usufruct Area at the end of the second part of the Exploration Period, lasting 24 months, the Partnership shall expend not less than US$100,000 during months forty three (43) through seventy two (72) of the Exploration Period in carrying out the work program.

                                    ARTICLE V
                           DESIGNATION OF MINING AREAS

5.1 During the term of this Agreement, if the Partnership discovers deposits of Gold or Gold and other minerals which it believes can be extracted profitably, the Partnership may elect to prepare appropriate documents and requests:

  5.1.1 approval of the Geological Documentation by the appropriate agency of the state geological administration; and

  5.1.2 establishing of mining usufruct regarding Exploitation and granting an Exploitation Concession.

5.2 The Mining Area shall be designated based on geological documentation and it will include the entire surface area within the contour of the deposit of Gold, as demonstrated by the Geological Documentation.

                                   ARTICLE VI
                           OWNERSHIP OF DATA AND GOLD

6.1 Ownership of all information and data obtained as a result of Concession Operations shall be vested in the Partnership. The Partnership shall, however, provide the Minister with the information and reports described in
     Article 5.5 and 8.6.

6.2 Ownership of all Gold produced by the Partnership from the Mining Usufruct Area shall pass to the Partnership upon separation from the soil or rock in which it is deposited.

6.3 After the Concession Effective Date of the Prospecting and Exploration Concession, the Partnership will have access to and the right to copy, free of cost other than reasonable costs of reproduction and handling, all geological, geophysical, geochemical, drilling, engineering, well log, and other information and data relating to Gold owned or possessed by the Treasury or the Minister in relation to the Block or to the work program referred to in Article IV.

                                  ARTICLE VII
                                 RELINQUISHMENT

7.1 The Partnership may relinquish any part or all of the Mining Usufruct Area at any time, but shall complete the expenditure of funds in carrying out the then current work program which has accrued before such relinquishment.
7.2 Any areas to be relinquished under this Article shall be determined by the Partnership, provided that areas to be relinquished shall be of sufficient size and convenient shape to enable activities to be carried out thereon by others. The Partnership shall give notice in writing to the Minister of said area(s) no later than thirty (30) days prior to the intended relinquishment, including a map showing said area(s) with the geographic location and the coordinates of the connecting points of the boundary lines. The Minister shall advise the Partnership within fifteen (15) days of such notice whether it agrees with the area(s) selected for relinquishment.

     The Minister shall not refuse or withhold its consent if the aforementioned criteria relating to size and shape are fulfilled and if the Partnership meets the requirements set forth by regulations of law regarding protection of the environment in respect to the areas to be relinquished.

                                  ARTICLE VIII
                             CONDUCT OF OPERATIONS

8.1 The Partnership is responsible for the conduct of the Concession Operations contemplated by this Agreement and the applicable Concession. All capital, machinery, equipment, technology and personnel which is necessary for the Partnership to conduct Concession Operations will be for ten account of the Partnership.

8.2 The Partnership shall conduct the Concession Operations diligently and in accordance with the laws of Poland and good international mining sector practices as designed to permit the economic, efficient and safe exploration for and development of Gold.

8.3 The Minister will endeavor to provide the Partnership with assistance as described below when the Minister believes it is in the best interest of the Partnership to do so, but failure to provide the described assistance will not result in an extension of time in which the Partnership is to perform the relevant obligations, nor create any liability or responsibility on the part of the Treasury.

  8.3.1 The Minister will assist the Partnership in its application for and insofar as possible in granting by national and local Polish government of permissions required for the performance of Concession Operations, including, but not limited to, licenses, permits, approvals, authorizations, consents, visas, work permits, surface rights and easements.

  8.3.2 The Minister will assist in obtaining and providing to the Partnership such general information, other than information referred to in
          Article 6.3, as may be reasonably required by the Partnership for planning and executing projects incidental to Concession Operations.

8.4 Prior to commencing any Geological Works, the Partnership shall submit to the Minister the applicable Geological Works Plan.

8.5 The Partnership shall provide to the Minister or to the Designated Entity, as defined in Article XVII, data and information collected and compiled with respect to Concession Operations in the Mining Usufruct Area, as follows:

  8.5.1 one set of geological reports, studies, or interpretations and the maps, sections and other documents related thereto;

  8.5.2 one set of all geophysical recordings, measurements and reports, with all maps profiles, sections, interpretations, studies, and other documents relating thereto;

  8.5.3 one set of final well reports and composite logs representing the Ethnology and other parameters relating to each well drilled;

  8.5.4 a representative portion of all cores, samples and other materials taken from outcrops and wells; and

  8.5.5 one set of analyses or other results in final form produced by or for the Partnership in connection with Concession Operations.

     All of such information shall be kept confidential by the Minister or the Designated Entity for a period of one year after it is provided.

8.6 The Partnership shall make such other reports to the Minister in such form, detail and at such time as the Minister may reasonably require with respect to exploration, production, employment or training, or such other matters related to the conduct of Concession Operations hereunder, provided, however, that the Minister's requests for such reports shall not interfere unreasonably with the Partnership's ability to carry out Concession Operations efficiently or necessitate any undue expense. Pursuant to the above mentioned determination, the Partnership shall submit annually to the Minister a report of the progress of the work and a short memorandum of the results thereof.

8.7 The Partnership shall give prompt written notice to the Minister in the event of any change of the Partnership's name, organizational form, increase or decrease of the partners' contributions to the Partnership, petition for bankruptcy, restructuring of debt, or liquidation. The Minister may request any necessary clarification in these matters. For the avoidance of doubt, none of the above shall require the consent of the Treasury.

                                   ARTICLE IX
                      PROTECTION OF ENVIRONMENT AND SAFETY

9.1 The Partnership shall conduct Concession Operations in accordance with the laws of Poland and good international mining industry practice relating to the protection of the environment, including but not necessarily limited to the following:

  9.1.1 The Partnership shall in particular take all commercially reasonable steps required by Polish law and good international mining industry practice to:

          a ensure that its operations minimize ecological damage or destruction;

          b. prevent damage to Gold or ground water bearing strata; and

          c. prevent damage to land, fresh water supplies, animal life, flora, crops, buildings or other structures.

  9.1.2 If there is a release of any hazardous material on land, fresh water, or any other form of pollution or other harm to fresh water, land, animal life or flora as a result of Concession Operations, the Partnership shall promptly take all necessary measures to control the pollution, to clean up any released material or to repair, to the extent commercially feasible, any damage resulting from such circumstances.

  9.1.3 In the event of an emergency the Partnership shall notify the Minister immediately and shall take such action as may be prescribed by the appropriate governmental authority and otherwise act in accordance with good international mining industry practice.

  9.1.4 The Partnership shall take steps to ensure restoration of the operating environment upon termination of the Concessions. The Partnership shall provide the Minister a copy of the plans for restoration of the operating environment that are required by law.

                                   ARTICLE X
                            EMPLOYMENT AND TRAINING

10.1 Subject to the applicable provisions of law, the Partnership shall be free to employ such personnel and sub-contractors as it may choose for the purpose of carrying out the Concession Operations. To the extent the Partnership deems it reasonable and prudent to do so, and as far as is consistent with efficient operations and with the Partnership's responsibility for the conduct of the Concession Operations, in recruiting employee candidates the Partnership shall give preference to Polish citizens who are qualified by education, training and experience to conduct the tasks for which they are considered; and in selecting subcontractors to carry out the Concession Operations in the Republic of Poland the Partnership shall give preference to Polish sub-contractors, provided they are competitive in terms of quality, cost, and the ability to meet required schedules.

10.2 The Partnership shall provide such training as it deems appropriate for Polish citizens employed directly or indirectly in the Concession Operations during term of this Agreement.

                                   ARTICLE XI
                                   ASSIGNMENT

11.1 The Partnership has the right to assign or transfer all or part of its rights and obligations under this Agreement to any Affiliate. Upon request of the Partnership, the Treasury shall execute such documents as the Partnership may reasonably require to evidence the Treasury's consent to such transfer to a particular Affiliate. The Partnership has the right to assign or transfer all or part of its obligations and rights under this Agreement to any third party, subject to the requirement that the Partnership obtain the prior written consent of the Treasury, which consent shall not be unreasonably withheld or delayed provided that the Minister shall be satisfied that any such assignee shall be technically and financially able to carry out the terms and conditions of this Agreement.

11.2 A change of the legal persons who form the Partnership or a change of ownership of shares of any of such legal persons shall not be considered an assignment or transfer of rights under this Agreement and shall not require the consent of the Treasury.

                                ARTICLE XII
                               FORCE MAJEURE

12.1 Performance under this Agreement by the Partnership or the Treasury shall be excused in the event such performance is delayed or prevented by acts of Force Majeure. Acts of Force Majeure are events beyond the reasonable control of the Party claiming to be affected by any such event, which have not been brought about at its insistence and include, but are not limited to, war, insurrection, riot, civil disorder, embargo, blockade, explosion, fire, lightening, earthquake or other adverse weather conditions, strikes, non-availability of equipment, failure to obtain public or private permits or authorizations to explore the Mining usufruct Area, or any other event of a similar nature, whether or not of the same type or kind. The Parties shall use reasonable diligence to seek to overcome the obstacle and resume performance within a reasonable time after the obstacle is removed.

12.2 If Concession Operations are delayed, curtailed or prevented by such causes, then the time for carrying out the obligations affected thereby, the duration of the relevant period of Concession Operations, the term of this Agreement, and all rights and obligations hereunder, all shall be extended for a period equal to the delay caused by the Force Majeure occurrence plus such period of time as is necessary to reestablish operations.

12.3 The Party whose ability to perform its obligations is so affected shall notify forthwith the other Party thereof in writing stating the cause, and the Parties shall do all that is reasonably within their power to remove such cause.

                                  ARTICLE XIII
                                  TERMINATION

13.1 The Partnership may terminate this Agreement, in whole or in part, on sixty
     (60) days' notice subject to implementation of the work program prescribed for the part of the Exploration Period (pursuant to Article IV) within which the Partnership declares termination of the Agreement.

13.2 In the event the Partnership takes an action or fails to take an action which results in a material breach of this Agreement, then within sixty
     (60) days of receiving written notice from the Minister of such alleged material breach the Partnership shall take action reasonably intended to remedy such alleged breach If within the time allowed the Partnership fails to take remedial action, then the Minister, on behalf of the Treasury, may give the Partnership a notice of termination and then this Agreement shall terminate upon expiration of sixty (60) days from the receipt of such notice by the Partnership, subject to Article 13.3 below.

13.3 Should the Partnership dispute the existence of circumstances in Article 13.2, the Partnership may refer the dispute, at any time before the end of sixty (60) days after receipt of the notice of termination from the Minister, to arbitration as provided by Article XIV and termination of the Agreement by the Minister on behalf of the Treasury shall be suspended and not take effect except under the terms of any arbitration award which results.

                                  ARTICLE XIV
                                  ARBITRATION

141 Any dispute as to any matter or operation arising out of or in connection with this Agreement, including, without limitation, any dispute as to the validity, construction, enforceability or breach of this Agreement shall be exclusively and finally settled by arbitration, and any Party may submit such a dispute to arbitration.

14.2 Arbitration proceedings shall be conducted by three (3) arbitrators in accordance with the Rules of UNCITRAL, the United Nations Commission on International Trade Law.

14.3 Unless otherwise agreed in writing by the Parties, the third arbitrator appointed pursuant to Article 14.2 shall not be a national of Poland or of the same nationality as the main shareholder(s) of Partnership.

14.4 In any arbitration proceeding hereunder:

  14.4.1 proceedings shall, unless otherwise agreed in writing by the Parties, be held in Warsaw, Poland;

  14.4.2  the Polish language shall be the official language for all purposes;
          and

  14.4.3 the decision of the majority of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction.

14.5 The costs of arbitration shall be borne in the manner determined by the arbitration tribunal.

14.6 Each of the Parties hereby irrevocably waives any and all claims to immunity in regard to the arbitration proceedings and any proceedings to enforce, recognize or execute any arbitral award rendered by a tribunal constituted pursuant to this Agreement including, without limitation, sovereign immunity, immunity from service of process, immunity from jurisdiction of any court, and immunity of such of its property as is of a commercial nature from execution.

                                   ARTICLE XV
                        GOVERNING LAW AND STABILIZATION

15.1 This Agreement shall be governed by the laws of Poland and international treaties which Poland has adopted.

15.2 The Minister on behalf of the Treasury acknowledges that the Partnership has entered into this Agreement in reliance on the Polish law as in existence on the date the Partnership executes this Agreement, particularly the laws and ordinances relating to Article 84 exploitation charges (subject to Article 15.3 below), taxation, the export of Gold, and the repatriation of profits. The Minister on behalf of the Treasury hereby represents that all rights granted to the Partnership hereunder are in conformity with Polish law as in effect on the date the Partnership executes this Agreement, as such law applies to the Partnership. In the event that any change to the law of Poland occurs or the Government takes any other action which restricts, divests or limits any rights or benefits accruing to the Partnership or which increases the Partnership's obligations or costs of operation under this Agreement or under the law of Poland, the Partnership may, at any time thereafter so notify the Minister in writing. Promptly upon receipt of such notice, the Minister and the Partnership shall meet to negotiate in good faith and agree upon the modifications which need to be made to the terms of this Agreement to restore the Partnership's rights and benefits to a level equal to what they would have been had such change not occurred, or upon such other remedy as they agree may be appropriate. In the event the Parties are unable to agree within ninety (90) days after the Partnership's notice to the Minister upon the modifications which are needed to the Agreement or upon such other remedy as may be required, then either Party may at any time thereafter refer the matter or matters in dispute to arbitration pursuant to Article XIV.

15.3 The Partnership and the Treasury acknowledge that the Council of Ministers has not specified the Article 84 exploitation charge rate with respect to Gold in Poland, that the statutory default rate is 10%, and that this rate could make Gold Exploitation non-economic. The Minister shall initiate a procedure to review the exploitation charge for Gold and consider specifying the exploitation charge for Gold at a reasonable lower level.

                                  ARTICLE XVI
                     MINING USUFRUCT FEES & OTHER PAYMENTS

16.1 The Partnership shall pay the Treasury a mining usufruct fee as follows:

  16.1.1 As mining usufruct fee with respect to the Prospecting and Exploration for one Block, the Partnership shall pay the Polish zloty equivalent of US$ 7,500 within 60 days from obtaining the Exploration Concession.

  16.1.3  The mining usufruct fee shall be paid to the following bank account:

       Ministry of Environmental Protection,
       Natural Resources and Forestry
       Biuro Adrninistracyjno-Budzetowe
       NBP 0/0 Warszawa
       account# 10101010-680-273-1
       title: 28.31.3996 S 64 - Mining usufruct fee;or such other account as the Minister may notify to the Partnership in writing.

16.2 The concession fee referred to in Article 85 of the Geological and Mining Law of February 4, 1994 shall amount to the zloty equivalent of US $7,500, payable in full within sixty (60) days from obtaining the Exploration Concession. Sixty percent (60%) of the fee shall constitute the revenue of the local authorities on whose territory the activities under the Exploration Concession are to be conducted and the remaining forty percent (40%) shall constitute the revenue of the National Fund for Environmental Protection and Water Management.

                                  ARTICLE XVII
                               DESIGNATED ENTITY

17.1 The Minister may designate an entity of its choice to represent the Minister for the purposes of receipt and safekeeping of reports, interpretations, maps, data, cores, samples, and other information.

17.2 The appointment of a Designated Entity notwithstanding, the Treasury shall remain responsible to the Partnership for al of its obligations to the Partnership as provided herein

17.3 The Minister shall notify the Partnership in writing of its naming of the Designated Entity, of the specific purpose to which such designation relates, and of all communication and other details which the Partnership requires to know about such Designated Entity. Such notification shall be made in good time to enable the Partnership to comply with its obligations hereunder and so as not to disrupt or delay Concession Operations.

                                 ARTICLE XVIII
                                    NOTICES

18.1 All notices, applications, requests, agreements, approval, consents, instructions, delegations, waivers or other communications to be given, submitted or made hereunder by any Party to another shall be sufficiently given if in writing and delivered in person to an authorized representative of the Party to whom such notice is directed or when sent by registered post, postage paid, or by telegram, telex, facsimile or cable, to the address or addressee of the other Party as follows, or to such other address as a Party may specify in writing to the other:

     for the Treasury         Jacek Wroblewski, Vice-Director
     or the Minister:         Department of Geology and Geological Concessions
                              Ministry of Environmental Protection,
                              Natural Resources and Forestry
                              52/54 Wawelska Street
                              00-922 Warszawa Poland
                              Facsimile: 25-15-03

     for the Partnership:     David N. Pierce
                              FX Energy Poland Sp. z o.o. & Partners
                              (Block 43), Commercial Partnership
                              Wal Miedzeszyuski 646
                              03-994 Warszawa Poland
                              Facsimile: 671-6640, 671-97-72

18.2 Notices when given in terms of Article 18.1 shall be made in the Polish language, shall be effective when delivered, if delivered during business hours of working days; if received outside business hours such notices shall be effective on the next following working day.

18.3 The Partnership shall appoint, by written notice to the Minister, a plenipotentiary for cooperation with the Minister and other state authorities. Such plenipotentiary shall be authorized to act on behalf of the Partnership in any matters regarding this Agreement. The first such plenipotentiary shall be Mr. David N. Pierce. Any removal of plenipotentiary and appointment of a new one shall require a written notice to the Minister.

IN WITNESS WHEREOF, the representatives of the Parties to this Agreement being duly authorized have hereunto set their hands and have executed these presents this 16th day of October 1997.

The Minister of Environmental Protection,    FX Energy Poland Sp. z o.o.
Natural Resources and Forestry               & Partners (Block 43),
of The Republic of Poland                    commercial partnership

by: /s/ Krzysztof Szamalek                   by: /s/ David N. Pierce

                                  SCHEDULE TO
                                    FORM OF
                           MINING USUFRUCT AGREEMENT



 Name of FX Energy-related entity     Concession Block(s) covered
----------------------------------    ---------------------------
 FX Energy Poland Sp. zo.o. &
  Partners (Block 43), Commercial               Block 43
  Partnership

 FX Energy Poland Sp. zo.o. &
  Partners (Block 63), Commercial               Block 63
  Partnership

 FX Energy Poland Sp. zo.o. &
  Partners (Block 64), Commercial               Block 64
  Partnership

 FX Energy Poland Sp. zo.o. &
  Partners (Block 65), Commercial               Block 65
  Partnership